Contact:	John Beisler Vice President – Investor Relations

CKE Restaurants, Inc.

805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD FOUR AND FIRST QUARTER BLENDED SAME-STORE SALES

Both Brands Record Highest Period Four Average Unit Volumes in Recent History

CARPINTERIA, Calif. – May 31, 2006 – CKE Restaurants, Inc. (NYSE: CKR) announced today period four same-store sales for the four weeks ended May 22, 2006, for Carl’s Jr.® and Hardee’s®.

Brand	Period 4		First Quarter
	FY 2007	FY 2006	FY 2007	FY 2006

Carl’s Jr.	+6.8%	+1.5%	+5.6%	+2.4%

Hardee’s	+7.9%	-1.0%	+5.6%	-0.1%

Blended	+7.3%	+0.2%	+5.6%	+1.1%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are pleased to report our sixth consecutive period of positive same-store sales for both Carl’s Jr. and Hardee’s. We believe these results further demonstrate our ability to successfully introduce new premium-quality menu items despite challenging macroeconomic conditions, and further support our decision to proceed with our capital plan as outlined in our recent year-end earnings call.”

“During period four, Carl’s Jr. promoted its ‘bigger, better’ Bacon Swiss Crispy Chicken Sandwich™, supported with a television ad starring Dr. Robert Rey from E! Entertainment’s Dr. 90210 program,” said Puzder. “On a two-year cumulative basis, same-store sales at Carl’s Jr. have increased more than eight percent. Average unit volumes for period four were higher than any comparable period four ever.”

“Carl’s Jr. same-store sales increased 5.6 percent for the first quarter on top of a 2.4 percent increase in the prior-year’s quarter,” Puzder continued. “We attribute this increase to the popularity of our new menu items, including the unique Jalapeño Burger™ promoted earlier in the quarter, as well as the overall strength of the Carl’s Jr. brand.” Revenue for the first quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $187.1 million.

“Hardee’s results for the period reflect the success of its popular new Philly Cheesesteak Thickburger™, a 1/3-pound Thickburger® topped with sliced steak, cheese, green peppers and onions. This new Thickburger, featuring ‘meat as a condiment’ as the late-night comedians refer to it, has generated national media attention as well as raves from our guests,” Puzder continued. “On a two-year cumulative basis, same-store sales at Hardee’s have increased almost seven percent. In addition, Hardee’s period four average unit volume was higher than any comparable period four since fiscal 1997.”

“Hardee’s recorded a same-store sales increase of 5.6 percent for the quarter, lapping essentially flat results in the prior year. We believe these gains were driven by our efforts to broaden the brand’s appeal through the selective expansion of our menu, including the promotion of premium chicken sandwiches and an entrée salad earlier in the quarter.” Revenue for the first quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $189.9 million.

For the first quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill®	$187.1 million $189.9 million $13.9 million

Total	$390.9 million

Same-store sales results for period five of fiscal year 2007, ending June 19, 2006, will be reported on or about June 28, 2006.

As of the fiscal year ended Jan. 30, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,160 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,049 Carl’s Jr. restaurants, 1,993 Hardee’s restaurants and 102 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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